Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

January 28, 2016

Reporting 8.2% Increase in Earnings Per Share,

Cass Information Systems, Inc. Ends 2015 with Solid 4th Quarter

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2015 net income of $6.1 million, 5.2% higher than the $5.8 million reported in the corresponding period of 2014. Per share diluted earnings were $.53, up 8.2% over the $.49 per diluted share reported in the final quarter of 2014.

	4th Quarter			YTD
	2015	2014	% Change	2015	2014	% Change
Transportation Dollar Volume	$5.8 billion	$6.7 billion	(13.6)%	$24.5 billion	$26.0 billion	(5.6)%
Facility Expense Dollar Volume*	$2.8 billion	$2.9 billion	(2.3)%	$11.7 billion	$12.5 billion	(6.0)%
Revenues	$30.3 million	$29.6 million	2.5%	$120.8 million	$117.2 million	3.1%
Net Income	$6.1 million	$5.8 million	5.2%	$23.1 million	$24.0 million	(4.1)%
Diluted Earnings per Share	$.53	$.49	8.2%	$2.00	$2.06	(2.9)%

*Includes Energy, Telecom and Waste

2015 4th Quarter Recap

Sales growth generated by new customers and broadened service offerings helped offset the headwinds created by a challenging economic environment. When combined with the receipt of a one-time litigation settlement of $1.4 million, fourth quarter revenue and net income grew 2.5% and 5.2%, respectively.

Overall, Cass performance was impacted by lingering adverse economic factors including low interest rates, plummeting energy prices and a contraction in U.S. manufacturing output. In the transportation group, new accounts produced higher transaction volume but the benefits of that growth were more than offset by declining activity from existing customers, especially those involved in oil and gas production. In addition, transportation dollar volume fell as lower fuel prices reduced average invoice amounts. The decrease in dollar volume generated smaller investable balances that reduced net investment income and more significantly, lowered fees from carrier services. Finally, facility expense dollar volume declined as competitor consolidation in the market offset success in growing new accounts.

Internally, operating expenses were up only 1.4% or $0.3 million.

“In a competitive marketplace, ultimate success comes from the ability to win and grow new business. In that regard, Cass continues to excel,” said Eric H. Brunngraber, Cass chairman of the board and chief executive officer. “We are not discouraged by the macro economic factors that impeded our earnings growth in 2015. We are confident that our core strategies are sound, and will continue to focus on and invest in delivering an innovative suite of differentiated services to our growing customer base.”

2015 Earnings

For the year ended December 31, 2015, Cass earned $2.00 per diluted share, 2.9% lower than the $2.06 it earned in 2014. Net income was $23.1 million, 4.1% lower than in 2014. Revenues rose 3.1%, from $117.2 million in 2014 to $120.8 million in 2015.

Operating expenses for 2015 were up $4.4 million or 5.1% as Cass incurred higher health insurance costs and retirement plan expenses. Salaries also increased as the company invested in staff and technology to win and support new business.

Cash Dividend Declared and Share Repurchases

On January 25, 2016, the Cass board of directors declared a first quarter dividend of $.22 per share payable March 15, 2016 to shareholders of record March 4, 2016. Cass has continuously paid regularly scheduled cash dividends since 1934.

Cass also reported that it returned $10.6 million to its shareholders in the form of share repurchases during 2015.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $36 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2014.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2015 and 2014.

	Quarter Ended December 31, 2015	Quarter Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2014
Transportation Invoice Volume	8,238	8,652	33,958	34,141
Transportation Dollar Volume	$5,794,910	$6,710,949	$24,534,285	$25,993,966
Facility Expense Transaction Volume	5,299	5,136	20,563	20,600
Facility Expense Dollar Volume	$2,827,996	$2,893,433	$11,729,903	$12,478,534
Payment and Processing Fees	$19,724	$19,733	$78,622	$77,427
Net Investment Income	10,123	9,418	37,449	37,299
Gain on Sales of Securities	—	—	2,910	23
Other	460	424	1,836	2,457

Total Revenues	$30,307	$29,575	$120,817	$117,206

Salaries and Benefits	$17,684	$16,934	$70,314	$66,100
Occupancy	835	827	3,400	3,172
Equipment	1,083	1,038	4,291	4,130
Other	2,599	3,088	11,778	12,012

Total Operating Expenses	$22,201	$21,887	$89,783	$85,414

Income from Operations before Income Taxes	$8,106	$7,688	$31,034	$31,792
Income Tax Expense	2,017	1,902	7,978	7,759

Net Income	$6,089	$5,786	$23,056	$24,033

Basic Earnings per Share	$.54	$.50	$2.03	$2.09

Diluted Earnings per Share	$.53	$.49	$2.00	$2.06

Average Earning Assets	$1,272,676	$1,270,479	$1,244,797	$1,242,549
Net Interest Margin	3.33%	3.37%	3.38%	3.43%
Allowance for Loan Losses to Loans	1.77%	1.78%	1.77%	1.78%
Non-performing Loans to Total Loans	.48%	.07%	.48%	.07%
Net Loan Recoveries to Loans	(.09%)	(.01%)	(.09%)	(.03%)
Provision for Loan Losses	$(850)	$—	$(850)	$—